Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 1136 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our report dated February 22, 2013 on Gulf States Index ETF (one of the investment funds constituting part of Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012.

/s/ Ernst & Young LLP

New York, NY

June 17, 2013